UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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DESTINATION MATERNITY CORPORATION

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April 17, 2018

Nathan G. Miller

c/o NGM Asset Management

27 Pine Street, Suite 700

New Canaan, CT 06840

Re:	April 16, 2018 Letter to Board of Directors

Dear Mr. Miller:

With regard to your April 16, 2018 letter to our Board of Directors, we find it disappointing that you are unable or unwilling to engage in a dialogue with us relating to the election of directors at our 2018 Annual Meeting of Stockholders without resorting to pejorative, inflammatory and false characterizations and accusations. We have dealt with you with courtesy, respect and good faith, and we urge you to do the same with us. Our courtesy, respect and good faith are most clearly evidenced by our April 12, 2018 proposal to you, which you rejected, to resolve election matters amicably, and in the best interest of all of our stockholders, by adding three of your nominees to the Board (who would constitute fifty percent of the members), even though you purport to have beneficial ownership of only 7.7% of our stock.

As to certain of the recitations and requests in your letter:

•	We find it peculiar that you would complain about our agreement with Orchestra-Prémaman and affiliate, our largest disclosed stockholder group, to add two new directors to the Board, since your March 27, 2018 Schedule 13D amendment expressly set forth your support for such an action.

•	We did not object to your notice of intent to nominate two additional (for a total of five) candidates for election to the Board, even though our bylaws may not have permitted the additional candidates.

•	As to our disclosure of a recent and a pending change to the size and composition of the Board, as we are sure you understand, those disclosures were required as a matter of law and were timely made as required.

•	As to our April 13, 2018 letter to Ms. Ryan and Ms. Windal, we find it again peculiar that you would object to our proposal to consider including them on the Company’s slate of nominees for election and soliciting our stockholders to vote in favor of their election. As you well know, after you had notified us of your intent to nominate these candidates for election to the Board, we proposed to you on April 10, 2018 that we would add two of your nominees to the Board. Our April 13, 2018 letter is completely consistent with that proposal which, unfortunately, you rejected. We hope to hear back promptly from Ms. Ryan and Ms. Windal.

•

As of the date of this letter, there are five members on the Board, four of whom have been nominated by the Board for election at the Annual Meeting. Accordingly, as of the date of this letter, four Board seats will be up for election at the Annual Meeting. If Ms. Ryan, Ms. Windal or other nominees were added to our slate, that would, obviously, increase the seats up for election at the Annual Meeting. If any of these facts change, we will make any required disclosures, and you will have all rights available to you under the Company’s bylaws.

•	As you know, Orchestra’s right to designate an additional director for election to the Board is a contractual right, provided for in the publicly-disclosed April 2, 2018 Support Agreement, and it is not required to be exercised by a specific date. Our expectation is that Orchestra will exercise that right thoughtfully and in the best interest of our stockholders.

We certainly share your stated desire for a fair and transparent electoral contest. In furtherance of that desire, and in order for you to make full and fair disclosures to our stockholders, please confirm to us that, in any solicitation of proxies by you after the date of this letter, you will make the disclosures urged in our letter to you of April 12, 2018, and please provide to us promptly the disclosure consent we provided to you and requested from you in that letter. Our request for this return courtesy does not constitute our admission that any consent is needed.

Very truly yours,

/s/ Barry Erdos

Barry Erdos

Chairman of the Board

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the Company’s 2018 Annual Meeting of Stockholders. The Company has filed a preliminary proxy statement (the “Preliminary Proxy Statement”) and form of white proxy card with the Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Preliminary Proxy Statement contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. In the event that holdings of the Company’s securities change from the amounts disclosed in the Preliminary Proxy Statement, such changes will be set forth in SEC filings on Forms 3, 4 and 5, which can be found through the Company’s website at www.destinationmaternity.com in the section “Investors” or through the SEC’s website at www.sec.gov. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s definitive proxy statement and other materials to be filed with the SEC in connection with the 2018 Annual Meeting of Stockholders. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.destinationmaternity.com in the section “Investors” and by writing the Company’s Corporate Secretary at the following address: Destination Maternity Corporation, Attention: Secretary, 232 Strawbridge Drive, Moorestown, New Jersey 08057.